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                                                                   Exhibit 10.12





                         AMCAST INDUSTRIAL CORPORATION


                    NONQUALIFIED SUPPLEMENTARY BENEFIT PLAN





                      As Adopted by the Board of Directors

                                  May 29, 1991



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
                         AMCAST INDUSTRIAL CORPORATION

                    NONQUALIFIED SUPPLEMENTARY BENEFIT PLAN




                                     INDEX

Article I.                      Purpose and Definitions

               1.1   Purpose  . . . . . . . . . . . . . . . . . . . . . .    1
               1.2   Actuarial Equivalent   . . . . . . . . . . . . . . .    1
               1.3   Company  . . . . . . . . . . . . . . . . . . . . . .    1
               1.4   Income   . . . . . . . . . . . . . . . . . . . . . .    1
               1.5   Participant  . . . . . . . . . . . . . . . . . . . .    1
               1.6   Participant's Beneficiary  . . . . . . . . . . . . .    1
               1.7   Qualified Plan   . . . . . . . . . . . . . . . . . .    1


Article II.    Administration

               2.1   Administrator  . . . . . . . . . . . . . . . . . . .    1


Article III.   Benefits

               3.1   Qualified Plan Pension   . . . . . . . . . . . . . .    2
               3.2   Benefits Under the Plan  . . . . . . . . . . . . . .    2
               3.3   Payment of Plan Benefits   . . . . . . . . . . . . .    2
               3.4   Participant's Election   . . . . . . . . . . . . . .    3
               3.5   Limitation of Payments   . . . . . . . . . . . . . .    3


Article IV.    General

               4.1   Amendment and Termination  . . . . . . . . . . . . .    3
               4.2   Vesting  . . . . . . . . . . . . . . . . . . . . . .    3
               4.3   Effect on Qualified Plans  . . . . . . . . . . . . .    3
               4.4   Non-Assignability of Right to Receive Benefits   . .    3
               4.5   This Plan not an Employment Contract.  . . . . . . .    3
               4.6   Applicable Law   . . . . . . . . . . . . . . . . . .    3
               4.7   Non-Funded Plan  . . . . . . . . . . . . . . . . . .    4
               4.8   Plan not a Qualified Plan  . . . . . . . . . . . . .    4
               4.9   Effect on Contractual Rights   . . . . . . . . . . .    4
               4.10  Severability   . . . . . . . . . . . . . . . . . . .    4
               4.11  Effective Date   . . . . . . . . . . . . . . . . . .    4

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                         AMCAST INDUSTRIAL CORPORATION

                    NONQUALIFIED SUPPLEMENTARY BENEFIT PLAN


Article I.     Purpose and Definitions

             1.1 Purpose - In order to permit all employees of the Company to earn equal and full credit for all years of service to the Company and to cause all employee's pensions to be calculated based on the employee's total Income as an employee of the Company, the Company has adopted the following supplemental retirement plan (the "Plan").

             1.2 Actuarial Equivalent - A benefit equal in value to the benefit for which it is substituted as determined actuarially on the basis of such rates of interest and rates of mortality herein set forth. Actuarial Equivalent under this Plan will be calculated assuming an investment return based on the PBGC interest rate in effect on the first day of the year in which the retirement occurs and the UP-1984 Mortality Table.

             1.3 Company - Amcast Industrial Corporation, an Ohio corporation, and its divisions and subsidiaries.

             1.4 Income - The total compensation paid during employment to a Participant by the Company while he or she is a Participant, including regular pay, overtime pay, incentive payments, bonuses, commissions, and a Participant's salary deferral contributions to the Company's 401(k) Salary Deferral Plan and Employees Flexible Compensation Plan, but excluding any other Employer contributions made to any "employee benefit plan" for the Participant, such as reimbursed expenses, special awards, gifts or allowances, severance payments, and extraordinary compensation.

             1.5 Participant - All employees of the Company shall be eligible to participate in the Plan provided that they are members of the Amcast Merged Pension Plan, Part "A", f/k/a the Amcast Pension Plan for Salaried Employees and whose income exceeds the amount specified in 401(a)(17) of the Federal Code.

             1.6 Participant's Beneficiary - The person or persons entitled to receive benefits under the Qualified Plan because of a relationship with or designation by a Participant. The Participant's Beneficiary is entitled to receive a portion of the Participant's benefits under the Plan equal to the portion of Participant's benefits that the Participant's Beneficiary is entitled to receive under the Qualified Plan.

             1.7 Qualified Plan - The Amcast Merged Pension Plan, Part "A", f/k/a the Amcast Pension Plan for Salaried Employees.

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Article II.    Administration

               2.1 Administrator - The Plan shall be administered by the pension and benefits department of the Company.

Article III.   Benefits

               3.1 Qualified Plan Pension - At the time of retirement, all Participants shall have their pensions calculated under the provisions of the Qualified Plan, taking into account the Participant's age and years of service at retirement, the retirement option selected by Participant, and such other factors set forth in the Qualified Plan or any provision of federal, state, or local law, as would affect the calculation of Participant's benefit under the Qualified Plan. This is the amount of the pension payments payable to Participant or Participant's Beneficiary under the Qualified Plan.

               3.2      Benefits Under the Plan

                 a. At the time of retirement, all Participants shall have a calculation made as to the amount their benefits would be under the Qualified Plan using the same formula as described in section 3.1 hereof, but not taking into account any reduction in benefits or any reduction in the amount of income or time of service used in calculating benefits resulting from any provision of federal, state, or local law. This is the amount of the pension payments that would otherwise be payable to Participant or Participant's Beneficiary but for the reduction resulting from federal, state, or local law.

                 b. In any instance where the pension payable to the Participant or the Participant's
                        Beneficiary under the Qualified Plan is reduced because of any provision of federal, state, or local law from the amount which would otherwise have been payable under the Qualified Plan, the Participant or Participant's Beneficiary shall be entitled to receive a pension under the Plan in an amount which, when added to the amount the Participant or Participant's Beneficiary is entitled to receive under the Qualified Plan, results in a total amount of pension payments payable to Participant or Participant's Beneficiary from the Plan plus the Qualified Plan equal to the amount which Participant or Participant's Beneficiary would have been entitled to receive from the Qualified Plan had there been no reduction as a result of the provisions of federal state, or local law.

               3.3 Payment of Plan Benefits - Benefits shall be payable to Participants under the terms of either option a or option b as set forth in this section.

                 a. Benefits under the Plan shall be payable at the same times and intervals as benefits payable under the Qualified Plan.

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               b.     Payment of a lump sum to Participant on Participant's
                      last day of work (or 10 days after the date of the notice described in 3.4 hereof if such notice is given by Participant's Beneficiary) of an amount equal to the Actuarial Equivalent of his or her pension.

             3.4 Participant's Election - Participant or Participant's Beneficiary shall be entitled to elect to receive payment of Benefits under the provisions of either 3.3(a) or 3.3(b) hereof. Participant or Participant's Beneficiary (in the event of Participant's death or disability) shall designate in writing addressed to the administrator the method of payment he or she has chosen no later than ten (10) days prior to the date of the first payment under option 3.3(a) or the date of the total payment under 3.3(b).

             3.5      Limitation of Payments - No Participant or
Participant's Beneficiary shall be entitled to any pension under the Plan except as described in Article III.

Article IV.    General

             4.1 Amendment and Termination - The Plan may be altered or terminated only by action of three-fourths (3/4) of the entire Board of Directors of the Company at a valid meeting. Such termination shall in no way effect, alter, or reduce any vested right of any Participant existing at the time of the termination.

             4.2 Vesting - Participant's rights under the Plan shall vest at the time when the Participant's Income and time of service are such that Participant would be entitled to receive a pension under the Plan if Participant were of retirement age under the terms of the Qualified Plan and retired under the Qualified Plan and when the Participant has completed five years in the employ of the Company.

             4.3 Effect on Qualified Plans - The adoption, administration, amendment, or termination of the Plan shall have no effect upon the Qualified Plan or any other of the Company's qualified plans.

             4.4 Non-Assignability of Right to Receive Benefits - The right to receive benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; and if any attempt is made to do so, or a person eligible for any benefit becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Company, and the Committee may cause the same to be held or applied for the benefit of such person or one or more of his or her dependents in such manner as it deems proper.

             4.5 This Plan not an Employment Contract - This Plan does not give to any Participant the right to be continued in employment or otherwise enlarge or affect employment status or rights.

             4.6 Applicable Law - All questions pertaining to the construction, validity, and effect of the provisions hereof are to be determined in accordance with the laws of the State of Ohio.

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             4.7      Non-Funded Plan - The entire cost of the Plan will be
paid from the general assets of the Company. It is the intent of the Company to pay benefits under the Plan as they become due. No liability for the payment of benefits under the Plan shall be imposed upon any officer, director, employee, or stockholder of the Company.

             4.8 Plan not a Qualified Plan - The Plan is not intended to be a qualified pension plan or to be a benefit or welfare plan subject to ERISA.

             4.9 Effect on Contractual Rights - The Plan shall not reduce or otherwise adversely affect any contractual right with respect to retirement of any person who is a Participant or a Participant's Beneficiary, or relieve the Company of any contractual obligation with respect to retirement of any person who is a Participant or Participant's Beneficiary, except to the extent of payments made under this Plan.

             4.10 Severability - If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

             4.11 Effective Date - The Plan shall become effective upon the approval and adoption of this Plan by the Board of Directors.

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